UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)*

                           Reliv' International, Inc.
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
                         (Title of Class of Securities)

                                   75952 R 100
                                 (CUSIP Number)

Check the follow box if a fee is being paid with this statement. |_| (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 75952 R 100                   13G                    Page 2 of 6 Pages

--------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robert L. Montgomery

--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                  (a) [_]
                                                                   (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
     United States

--------------------------------------------------------------------------------
                                      SOLE VOTING POWER
                              5
         NUMBER OF                    3,971,098

           SHARES          -----------------------------------------------------
                                      SHARED VOTING POWER
        BENEFICIALLY          6

          OWNED BY
                           -----------------------------------------------------
            EACH                      SOLE DISPOSITIVE POWER
                              7
         REPORTING                    3,971,098

           PERSON          -----------------------------------------------------
                                      SHARED DISPOSITIVE POWER
            WITH              8
--------------------------------------------------------------------------------

CUSIP NO. 75952 R 100                   13G                    Page 3 of 6 Pages


      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
      3,971,098
--------------------------------------------------------------------------------

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      24.16%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
--------------------------------------------------------------------------------

CUSIP NO. 75952 R 100                   13G                    Page 4 of 6 Pages


ITEM 1.

          (a)  Name of Issuer

                    Reliv' International, Inc.

          (b)  Address of Issuer's Principal Executive Offices

                    136 Chesterfield Industrial Boulevard
                    Chesterfield, Missouri 63005

ITEM 2

          (a)  Name of Person Filing

                    Robert L. Montgomery

          (b)  Address of principal Business Office or, if none, Residence

                    136 Chesterfield Industrial Boulevard
                    Chesterfield, Missouri 63005

          (c)  Citizenship

                    United States

          (d)  Title of Class of Securities

                    Common Stock, $.001 Par Value

          (e)  CUSIP Number

                    75952 R 100

ITEM 3

          N/A

ITEM 4 OWNERSHIP

          (a)  Amount Beneficially Owned

                    3,971,098

          (b)  Percent of Class

                    24.16%

          (c)  Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote

                             3,971,098

CUSIP NO. 75952 R 100                   13G                    Page 5 of 6 Pages


                  (ii)  shared power to vote or to direct the vote


                  (iii) sole power to dispose or to direct the disposition of

                             3,971,098

                  (iv)  shared power to dispose or to direct the disposition of



ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  N/A

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  N/A

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  N/A

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

                  N/A

ITEM 10   CERTIFICATION.

                  N/A

CUSIP NO. 75952 R 100                   13G                    Page 6 of 6 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.


                                             February 3, 2005
                                             -----------------------------
                                             Date


                                             /s/Robert L. Montgomery
                                             -----------------------------
                                             Robert L. Montgomery